Exhibit 10.4

FORM OF

TRANSITION SERVICES AGREEMENT

BY AND AMONG

FIESTA RESTAURANT GROUP, INC.,

CARROLS RESTAURANT GROUP, INC.

AND

CARROLS CORPORATION

DATED AS OF                     , 2012

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of                              , 2012 (this “Agreement”), is entered into by and among Fiesta Restaurant Group, Inc., a Delaware corporation (“Fiesta”), Carrols Restaurant Group, Inc., a Delaware corporation (“CRG”), and Carrols Corporation, a Delaware corporation (“Carrols Corporation” and together with CRG, “Carrols”)

WITNESSETH:

WHEREAS, CRG and Fiesta have entered into a Separation and Distribution Agreement, dated as of                      (the “Distribution Agreement”), providing for, among other things, the distribution by CRG of its entire equity ownership interest in Fiesta through a pro-rata distribution of all of the outstanding shares of Fiesta Common Stock on the Distribution Date to the holders of CRG Common Stock pursuant to the terms and subject to the conditions of the Distribution Agreement (the “Distribution”);

WHEREAS, it is the intention of CRG and Fiesta for CRG to provide certain services and support to Fiesta for such time period as is necessary for Fiesta to develop its own infrastructure to provide such services and support for itself; and to a lesser extent, for Fiesta to provide certain services and support to CRG for such time period as is necessary for CRG to provide such services and support for itself;

WHEREAS, CRG and Fiesta agree that the purpose and goal of this Agreement is for CRG to provide, and Fiesta to receive, the services in the most efficient and cost effective manner possible; and

WHEREAS, Carrols and Fiesta desire to enter into this Agreement to set forth the roles and responsibilities with regard to services to be provided by Carrols to Fiesta and by Fiesta to Carrols for certain transition periods specified herein following the Distribution.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For this purpose “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person controlled, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by Law or executive order to close.

“Carrols” has the meaning set forth in the preamble.

“Carrols Corporation” has the meaning set forth in the preamble.

“Carrols Group” means CRG and the Subsidiaries of CRG after the Distribution.

“Carrols LLC” means Carrols LLC, a Delaware limited liability company and a Wholly-owned Subsidiary of Carrols Corporation.

“Carrols Party” has the meaning set forth in Section 9.1(a).

“Confidential Information” has the meaning in Section 7.1 hereof.

“CRG” has the meaning set forth in the preamble.

“CRG Common Stock” has the meaning set forth in the Distribution Agreement.

“Dispute” has the meaning set forth in Section 10.2(a).

“Distribution” has the meaning set forth in the recitals.

“Distribution Agreement” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in the Distribution Agreement.

“Escalation Notice” has the meaning set forth in Section 10.2(c).

“Exhibits” has the meaning set forth in Section 2.1(a).

“Expenses” has the meaning set forth in Section 3.2.

“Fees” has the meaning set forth in Section 3.1.

“Fiesta” has the meaning set forth in the preamble.

“Fiesta Common Stock” has the meaning set forth in the Distribution Agreement.

“Fiesta Group” means Fiesta and the Subsidiaries of Fiesta.

“Fiesta Party” has the meaning set forth in Section 9.1(a).

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Initial Service Levels” has the meaning set forth in Section 2.3(b).

“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all claims, debts, Losses, liabilities, assessments, guarantees, assurances, commitments and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, un-liquidated, accrued, known, unknown, direct, indirect, derivative or otherwise or whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise) whenever arising, including, but not limited to, those arising under or in connection with any Law, and those arising under any contract, guarantee, commitment or undertaking.

“Losses” means with respect to any Person, all losses, damages (whether compensatory, punitive, consequential, multiple or other), judgments, settlements, equitable or injunctive relief or disgorgements, including, where applicable, all punitive damages and criminal and civil fines and penalties, but excluding damages in respect of actual or alleged lost profits, suffered by such Person, and including all costs, expenses and interest relating thereto (including, but not limited to, all expenses of investigation, all reasonable accountant or attorneys’ fees and all other out-of-pocket expenses), regardless of whether any such losses, damages, judgments, settlements, costs, expenses, fines and penalties relate to or arise out of such Person’s own alleged or actual negligent, grossly negligent, reckless or intentional misconduct.

“Parties” means Fiesta and Carrols.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Representative” has the meaning set forth in Section 4.1.

“Senior Executives” has the meaning set forth in Section 10.2(c).

“Services” has the meaning set forth in Section 2.1(a).

“Subsidiary” means any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Suspension Notice” has the meaning set forth in Section 3.3(b).

“Term” has the meaning set forth in Section 8.1.

“Wholly-owned Subsidiary” means a Subsidiary of a Party substantially all of whose voting securities and outstanding equity interest are owned either directly or indirectly by such Party or one or more of its Subsidiaries or by such Party and one or more of its Subsidiaries.

ARTICLE II

SERVICES TO BE PROVIDED

2.1. Services & Charges.

(a) Exhibits 1 through 5 (collectively, the “Exhibits”) attached to and made a part of this Agreement describe the services to be provided by Carrols to the Fiesta Group and by Fiesta to the Carrols Group (the “Services”). The Parties have previously mutually agreed in writing to the allocation methodology for the individual Services. The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibits accurately. It is anticipated that the Parties will modify the Services from time to time by written agreement among the Parties. In that case or to the extent that any Exhibit is incomplete, the Parties will use good faith efforts to modify the Exhibits.

(b) The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will agree in writing to additional Exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms in accordance with Section 11.1 of this Agreement.

2.2. Independent Contractors. The Parties will provide the Services either through their own resources, through the resources of its Subsidiaries or Affiliates, or by contracting with independent contractors as agreed hereunder. To the extent that Carrols or Fiesta decides to provide a Service through an independent contractor in the future, Carrols or Fiesta, as the case may be, shall consult with and obtain the prior written approval of each other, which approval shall not be unreasonably withheld or delayed.

2.3. Standard of Care; Service Level.

(a) In providing the Services hereunder, the Parties will exercise at least the same degree of care as they have historically exercised in providing and performing such Services, including (i) at least with the same level of quality, responsiveness and timeliness and (ii) utilizing individuals of such experience, training and skill.

(b) Each of Fiesta and Carrols shall provide Services to the Carrols Group and the Fiesta Group, respectively, at the Service level (the “Initial Service Levels”) consistent with past practice prior to the Distribution.

(c) In the performance of its duties and obligations under this Agreement, each Party shall comply with all applicable Laws. The Parties shall cooperate fully in obtaining and maintaining in effect all permits and licenses that may be required for the performance of the Services.

2.4.	Records; Audit Right; Access.

(a) The Parties shall maintain books and records in reasonable and customary detail pertaining to the provision of Services pursuant to this Agreement. Each of Carrols and Fiesta shall make such books and records available for inspection by the other or its authorized representatives during normal business hours, upon reasonable notice to Carrols or Fiesta, as the case may be, and shall retain such books and records for periods consistent with the retention policies in effect immediately prior to the Distribution.

(b) Upon thirty (30) days’ advance written notice a Party may audit (or cause an independent third party auditor to audit), during regular business hours and in a manner that complies with the building and security requirements of the other Party, the books, records and facilities of the other Party pertaining to the provision of Services pursuant to this Agreement to the extent necessary to determine the other Party’s compliance with this Agreement. For any given Service, a Party shall have the right to audit such books, records and facilities of the other Party once for each twelve month period during which payment obligations are due. Any audit under this Section 2.4(b) shall not interfere unreasonably with the operations of a Party. The Party requesting an audit pursuant to this Section 2.4(b) shall pay the costs of conducting such audit.

(c) During the Term and for so long as any Services are being provided hereunder, each of Carrols and Fiesta will provide the other and its authorized representatives reasonable access, during regular business hours and upon reasonable prior written notice, reasonable access to its respective employees, representatives, facilities and books and records as it or its representatives may reasonably be required in order to perform the Services.

ARTICLE III

FEES

3.1. General. The fees for each Service are set forth in the attached Exhibits (collectively, the “Fees”).

3.2. Expenses. The Parties shall be entitled to charge reasonable documented, out-of-pocket costs and expenses incurred in providing the Services (the “Expenses”).

3.3. Payments.

(a) A Party will deliver to the other, no later than fifteen (15) days following the last day of each month, an invoice that includes in reasonable detail, including a calculation, of the aggregate Fees and Expenses incurred for that month. Payments of invoices shall be made by wire transfer of immediately available funds to one or more accounts specified in writing by the Parties. A Party will pay to the other monthly, no later than the 15th day of the following month, the aggregate Fees incurred during the previous month. All amounts payable hereunder shall be paid without setoff, deduction, abatement or counterclaim.

(b) If either Carrols or Fiesta fails to make any payment of a material invoice within sixty (60) days from the date of such payment was due, the other shall have the right, in its sole discretion, upon ten (10) Business Days prior written notice (the “Suspension Notice”), to suspend performance of the Services until payment shall have been received.

ARTICLE IV

REPRESENTATIVES

4.1. Representative. Tim Taft, the Chief Executive Officer of Fiesta, and Daniel T. Accordino, the Chief Executive Officer of CRG and Carrols Corporation, will serve as administrative representatives (“Representative”) of Fiesta and Carrols, respectively, to facilitate day-to-day communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party. Each Party may replace its Representative by giving prior written notice of the replacement to the other Party.

ARTICLE V

AUTHORITY AS AGENT

5.1. Authority as Agent.

(a) Fiesta is hereby authorized to act as agent for each of the entities comprising the Carrols Group for the purpose of performing Services hereunder and as is necessary or desirable to perform such Services. Carrols will execute and deliver or cause the appropriate member of the Carrols Group to execute and deliver to Fiesta any document or other evidence which may be reasonably required by Fiesta to demonstrate to third parties the authority of Fiesta described in this Article V.

(b) Carrols is hereby authorized to act as agent for each of the entities comprising the Fiesta Group for the purpose of performing Services hereunder and as is necessary or desirable to perform such Services. Fiesta will execute and deliver or cause the appropriate member of the Fiesta Group to execute and deliver to Carrols any document or other evidence which may be reasonably required by Carrols to demonstrate to third parties the authority of Carrols described in this Article V.

ARTICLE VI

AUTHORITY;

INFORMATION;

COOPERATION; CONSENTS

6.1. Authority. Each Party represents to the other that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

(c) this Agreement is enforceable against it; and

(d) it has obtained all consents or approvals of Governmental Authorities and other Persons that are conditions to its entering into this Agreement.

6.2. Information Regarding Services. Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for providing that information on a timely basis and for ensuring the accuracy and completeness of that information; provided, however, that a Party shall not be liable for not providing any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of it or the other Party.

6.3. Cooperation. The Parties will use best efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits. If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.

6.4. Further Assurances. Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

6.5. Force Majeure. Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement by reason of any cause beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, fires, explosions, earthquakes, nuclear accidents, floods, hurricanes, tornadoes, major storms, strikes, power blackouts affecting facilities, inability to secure products or services of other persons or transportation facilities, or acts or omissions of transportation common carriers, provided that the Party so affected shall use reasonable commercial efforts to remove such causes of non-performance. Upon the occurrence of any event of force majeure, the Party whose performance is prevented shall promptly give written notice to the other Party and the Parties shall promptly confer in good faith to agree upon reasonable action to minimize the impact of such event on the Parties.

ARTICLE VII

CONFIDENTIAL INFORMATION

7.1. Definition. For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, legal, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually or electronically or by any other means. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and, to the receiving Party’s knowledge without breach of a nondisclosure obligation.

7.2. Nondisclosure. Each of Fiesta and Carrols agree that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

7.3. Permitted Disclosure. Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other Governmental Authority or otherwise as required by Law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior written notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) on a “need-to-know” basis under an obligation of confidentiality to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.

7.4. Ownership of Confidential Information. All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

7.5. Injunctive Relief. Each Party acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach of this Article VII and that such actual or threatened breach by it may result in immediate, irreparable and continuing injury to the other Party and that a remedy at law for any such actual or threatened breach may be inadequate. Accordingly, the Parties agree that the non-breaching Party, in its sole discretion and in addition to any other remedies it may have at law or in equity, shall be entitled to seek temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in case of any such actual or threatened breach (without the necessity of actual injury being proved and with the necessity of posting bond).

ARTICLE VIII

TERM AND TERMINATION

8.1. Term. Subject to termination in accordance with Section 8.2 hereof, this Agreement shall terminate on the third anniversary of the Distribution Date (the “Term”), provided that the Term this Agreement shall be extended for one (1) additional year upon ninety (90) days prior written notice from the date of the end of the Term by Fiesta to Carrols, provided further that at any time and from time to time Fiesta may terminate this Agreement with respect to one or more Services under this Agreement by providing ninety (90) days prior written notice to Carrols whereupon Fiesta would no longer be responsible for payment for such terminated Service.

8.2. Termination. This Agreement may be terminated:

(a) by written agreement by the Parties;

(b) by either Party in the event an unpaid invoice resulting in delivery to the other of a Suspension Notice under Section 3.3(b) is not satisfied within sixty (60) days of the date of delivery of such notice unless such failure is the subject of a good faith dispute and the non-paying party has initiated and is pursuing resolution of such dispute pursuant to Article X herein;

(c) by either Party upon a material breach (other than non-payment of Fees or Expenses) by the other Party that is not cured within thirty (30) days after prior written notice of such breach from the non-breaching Party, except that where such breach is not capable of being cured within thirty (30) days, the breaching Party shall be accorded thirty (30) additional days to cure such breach if it demonstrates that it is capable of curing such breach within such additional period; or

(d) upon thirty (30) days’ advance written notice by either Party to the other where one Party: (i) commences a voluntary case or other proceeding seeking liquidation, reorganization, or similar relief or seeks the appointment of a trustee, receiver, liquidator or other similar official of it or the taking of possession by any such official in any involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due; or (ii) has an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or substantially all of its debts, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official for such Party or any substantial part of its property, and such involuntary case or other proceeding remains undismissed for a period of sixty (60) days.

8.3. Termination Assistance Services. The Parties agree that, upon termination of this Agreement or any of the Services set forth in the Exhibits, they will cooperate in good faith with each other to provide reasonable assistance to make an orderly transition to another supplier of the Services and return all Confidential Information related to a Service.

ARTICLE IX

LIMITATION OF LIABILITY;

INDEMNIFICATION

9.1. Limitation of Liability.

(a) Except as may be provided in Section 9.2 below Fiesta and its Affiliates (each, a “Fiesta Party”) shall not be liable to any member of Carrols and its Affiliates (each, a “Carrols Party”) and each Carrols Party shall not be liable to any Fiesta Party, in each case, for any Liabilities of any Carrols Party or any Fiesta Party, respectively, arising in connection with this Agreement and the Services provided hereunder.

(b) The Parties acknowledge and agree that the indemnification provisions contained in Article IX shall be the sole and exclusive remedy for Liabilities arising out of caused by a breach of this Agreement or incurred by the Parties as set forth in Section 9.2.

9.2. Indemnification.

(a) Fiesta shall indemnify, defend and hold harmless each Carrols Party from and against all Liabilities, of any kind or nature, (i) caused by or arising out of a breach of this Agreement by a Fiesta Party or (ii) (1) incurred by a Carrols Party or (2) of third parties unrelated to any Carrols Party, in the case of (1) and (2) caused by or arising in connection with the gross negligence or willful misconduct of any employee of a Fiesta Party in connection with Fiesta’s performance under this Agreement, except to the extent that the Liabilities were caused directly or indirectly by acts or omissions of a Carrols Party.

(b) Each of CRG, Carrols Corporation and Carrols LLC shall jointly and severally indemnify, defend and hold harmless each Fiesta Party from and against all Liabilities, of any kind or nature, (i) caused by or arising out of a breach of this Agreement by a Carrols Party or (ii) (1) incurred by a Fiesta Party or (2) of third parties unrelated to any Fiesta Party, in the case of (1) and (2) caused by or arising in connection with the gross negligence or willful misconduct of any employee of a Carrols Party in connection with Carrols’ performance under this Agreement, except to the extent that the Liabilities were caused directly or indirectly by acts or omissions of a Fiesta Party.

(c) IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, COLLATERAL, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES WITH RESPECT TO THIRD PARTY CLAIMS, AS SET FORTH IN ARTICLE IX.

9.3. Indemnification Procedures. Indemnification of any claim hereunder shall be governed by the definitions and procedures set forth in Sections 3.7 and 3.8 of the Distribution Agreement. Payment shall be made in accordance with the provision of Article III of the Distribution Agreement.

ARTICLE X

GOVERNING LAW AND DISPUTE RESOLUTION

10.1. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

10.2. Dispute Resolution.

(a) The procedures for discussion and negotiation set forth in this Section 10.2 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) (each, a “Dispute”) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

(b) It is the intent of the Parties to use their respective reasonable best efforts to resolve expeditiously any Dispute between them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, if a Dispute arises, the each Party’s Representative shall consider the Dispute for up to seven (7) Business Days following receipt of a prior written notice from a Party specifying the nature of the Dispute, during which time each Party’s Representative shall meet in person at least once, and attempt to resolve the Dispute.

(c) If the Dispute is not resolved by the end of the seven (7) Business Day period or if the Parties’ Representatives agree that the Dispute cannot be resolved by them, either Party may deliver a prior written notice (an “Escalation Notice”) demanding an in-person meeting involving appropriate representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity) (collectively, “Senior Executives”). Thereupon, each of the Parties’ Representatives shall promptly prepare a memorandum stating (i) the issues in Dispute and each Party’s position thereon, (ii) a summary of the evidence and arguments supporting each Party’s positions (attaching all relevant documents), (iii) a summary of the negotiations that have taken place to date, and (iv) the name and title of the Senior Executive who shall represent each Party. Each Party’s Representative shall each deliver such memorandum to its Senior Executive promptly upon receipt of such memorandum from the other Party’s Representative. The Senior Executives shall meet for negotiations (which may be held telephonically) at a mutually agreed time and place within ten (10) days of the Escalation Notice, and thereafter as often as the Senior Executives deem reasonably necessary to resolve the Dispute.

(d) In the event that the Parties, after complying with the provisions set forth in Sections 10.2(a) and 10.2(b), are unable to resolve a Dispute that arises out of or relates to, arises under or in connection with this Agreement or the transactions contemplated hereby, the Parties shall resolve such Dispute in accordance with the provisions set forth in Section 5.3 of the Distribution Agreement relating to arbitration (but not the 90 day period specified therein).

ARTICLE XI

MISCELLANEOUS

11.1. Amendments. No additional Exhibits or schedules, modifications to existing Exhibits or schedules, or amendments to this Agreement shall be effective unless and until executed by the Representatives of each of Fiesta and Carrols.

11.2. Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), to the party at the address of its principal executive office as set forth below or to such other address or facsimile number for a party as it shall have specified by like notice:

If to Fiesta:

Fiesta Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Attention: Tim Taft

Email:   ttaft@pollotropical.com

If to Carrols:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Attn: Daniel T. Accordino

Email:   daccordino@carrols.com

11.3. Waiver.

(a) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by the Representative of such Party.

(b) Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any Party or prejudice the rights of the other Party thereafter to enforce each such provision. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits and schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.4. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.; provided, however, that no Party may assign, delegate or transfer (by merger, operation of law or otherwise) its respective rights or delegate its respective obligations under this

Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any Wholly-owned Subsidiary; provided, however, that each Party shall at all times remain liable for the performance of its obligations under this Agreement by any such Wholly-owned Subsidiary. Any attempted assignment or delegation in violation of this Section 11.4 shall be void.

11.5. Third Parties. Except for the indemnification rights under this Agreement of any Party in their respective capacities as such, this Agreement is solely for the benefit of the Parties hereto and their respective Subsidiaries and is not intended to confer upon any other Person except the Parties hereto and their respective Subsidiaries any rights or remedies hereunder.

11.6. Severability. If any term or other provision of this Agreement or the Exhibits and schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.7. Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

11.8. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE IN THIS AGREEMENT, THE PARTIES HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS. ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS ARE HEREBY DISCLAIMED BY THE PARTIES.

11.9. Construction. This Agreement shall be construed as if jointly drafted by Fiesta and Carrols and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The Parties have received independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by any other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of any other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

11.10. Interpretation. The headings contained in this Agreement and in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit, but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or a Section of, or a Schedule to, this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first set forth above.

FIESTA RESTAURANT GROUP, INC.

By:
Name:
Title:

CARROLS RESTAURANT GROUP, INC.

By:
Name:
Title:

AGREED to solely with respect to Section 9.2(b)

CARROLS LLC

By:
Name:
Title:

EXHIBIT 1

FINANCIAL SERVICES

(To be provided by Carrols to the Fiesta Group)

I.	SPECIFIC TRANSITION SERVICES

Accounting Services

•	Bookkeeping and maintenance of general ledger records for all individual restaurant and cost centers including related expense accrual accounting and analysis

•	Maintenance of all system hierarchies and tree structure in support of organizational rollups, sub consolidations and entity-level consolidations

•	Payroll processing, withholdings and related payroll tax filings. Payment administration including check processing, direct deposit and pay cards.

•	Accounts payable and cash disbursements for all store-related expenses, inventory purchases, capital expenditures and Fiesta corporate expenses.

•	Sales accounting and sales audit

•	Inventory, cost of sales and rebate accounting including maintenance of standard costs and PeopleSoft recipe database.

•	Fixed asset accounting including related interfaces with project accounting modules

•	Other assets and intangibles accounting

•	Lease accounting including GAAP compliance review with respect to all leasing transactions

•	Insurance accounting and reserve analysis

•

Maintenance of PeopleSoft and other underlying sub-systems to support the above activities including maintaining vendor related files, recipe files, general ledger structure, employee record maintenance, fixed asset records (book and tax) and landlord rent records.

Treasury Services

•	Administration of bank and depository accounts

•	Cash management including daily cash sweeps and cash consolidation for all restaurant-level cash accounts

•	Cash over/short follow-up and reporting

•	Bank reconciliation for all Fiesta restaurant and corporate bank accounts

•	Execution of wire transfers and ACH payments

•	Reconciliation of credit card sales transactions and related receivables

•	Compliance with escheatment regulations

•	Cash balance forecasting

•	Management and oversight of armored car services including deposit reconciliation

Tax Accounting

•	General tax accounting advice and consultation in the areas of federal and state tax planning

•	Tax compliance including Federal and state income tax filings

•	Management of open tax audits

•	Sales and use tax filings

•	Personal property tax filings

•	Handling of all federal, state and local sales tax and income tax audits

•	Tax accounting required for external financial reporting

•	Compliance with estimated tax payment requirements

Internal Audit

•	SOX 404 audit work and coordination with independent auditors in support of required Section 404 executive officer certifications for Fiesta

•	Monitor Fiesta restaurant audits and other audit analysis in connection with SOX 404 work in order to facilitate required reporting to the Audit Committee

•	Special audit situations arising from time to time

•	Support for external auditor work

Financial Reporting, Analysis and Other

•	Maintain internal management reporting including all store-related P&L’s, cost center reports, balance sheets, entity rollups and consolidations.

•	Preparation of consolidated and separate entity financial statements as required for SEC and lenders

•	Preparation and filing of periodic SEC compliance including EDGAR and XBRL requirements (10Q, 10K, 8K, etc.)

•	Coordination with outside auditors in connection with annual and quarterly audit work.

•	Quarterly and annual lender compliance activities including supporting analysis and lender reporting

•	Investor and Bondholder relations

•	Banker relationship management

II.	SERVICE FEES

Description	Charge
Payroll	363,000
Accounts payable	348,000
Sales and inventory accounting	270,000
Fixed asset accounting	155,000
General accounting and related	386,000
Treasury management	202,000
Tax accounting	171,000
Financial reporting and related	227,000
Budgeting systems support	35,000
Internal audit	285,000
Total Financial Services	2,442,000

Excluded Costs:

•	Certain costs will be separately billable to Fiesta including, but not limited to, professional fees (such as outside audit and tax services), Fiesta specific banking fees, postage and shipping.

•

Efforts in support of SEC or other filings not of a compliance nature (i.e., registration statements, offering documents in conjunction with financings or equity capitalizations, etc.) will be separately billable as may be agreed to between the Parties.

•	Costs or efforts required in conjunction with transition of services to Fiesta including, but not limited to, development of transition plans, database or data conversion, documentation, and training.

EXHIBIT 2

INFORMATION TECHNOLOGY SERVICES

(To be provided by Carrols to the Fiesta Group)

I.	SPECIFIC TRANSITION SERVICES

Restaurant Systems Services

Help Desk	7 X 24 X 363 help desk to assist restaurants; reports on incidents and access to ITSM system

Depot	Repair and maintenance of POS, PC, OCU, SOS timer, electronic payment terminals, KVS

POS maintenance	Price and product configuration & maintenance; POS application configuration & maintenance

ERP and Corporate Systems

General ledger	PeopleSoft G/L

Accounts payable	PeopleSoft AP

Asset management	Depreciation calculation, AP interface

Purchasing	Used by Construction with Project management & costing apps

Project costing	Construction, repair & maintenance; each brand has unique work breakdown structure

Manufacturing & order management	Houses items, menu procies, recipes, theoretical food cost

Restaurant accounting - Sales Audit	Store data capture & validation; operational reporting, gift & credit card reconciliation

Restaurant accounting - Inventory	Inventory, transfers, ending inventory accruals

Restaurant accounting - Finance	Cash management, sales tax reporting, performance reporting, standard costs

Human capital management	PeopleSoft Human Resources

Benefits	Vacation calculation, provider interfaces

Payroll	Weekly payroll, executive payroll, tax interfaces, direct deposit

Labor management	Labor violations, allowed hours, labor rate extracts, turnover reporting

WebCEMS	Store -level HR actions, PAF approval, time corrections & payroll approval

Financial planning	Used for budget preparation and forecasting

Electronic journal	POS transaction details for analysis and loss prevention

Data warehouse	Audited sales, cost of sales, comp sales, product mix, daily sales, weekly labor, interval sales

Lease management	Lease management, AP interface, custom rents, custom property taxes

Cash management	Bank and extract reporting

Workers comp & general liability	Capture workers comp and general liability claims

Cash Link reconciliation	Reconcile store reported deposits against Cash Link and bank deposits

Intranet portal	Team sites, HR PAF approval, HR audits, DS audits; operational real estate & construction reports

Technical Infrastructure

Email	Microsoft Exchange server, Outlook client, OWA web interface, spam filtering

Telecommunications	NEC PBX, telephone billing, cellular billing, voice mail

Video conferencing	Tanberg video conferencing equipment in Syracuse, Miami and San Antonio

Security administration	Network ID’s and passwords, RSA security devices, intrusion detection

PCI certification	Quarterly scans and intrusion testing, annual report of compliance

Data communications	Routers, switches, circuits, firewalls to Miami, San Antonio & Syracuse

Software maintenance	Annual maintenance for Oracle (PeopleSoft), Microsoft and other licenses applications

Hardware maintenance	Annual maintenance for servers, storage and network devices

Level 2 Help Desk support	Escalation from help desk for system and network issues

Project Related Costs	Estimated labor costs to execute projects (blended rate applied to hours expended)

Conceptualization

Specific Defined Projects

Discretionary maintenance

Restaurant Systems Related	All related costs billed directly to Fiesta

Point-of-sale hardware	NCR 7402

Point-of-sale software	XPIENT

Kitchen video system	Monitors, controllers, bump bars

Electronic payment terminals	Vivotech

Order confirmation units	Texas Digital

Digital signage	11Giraffes and Nextep

Table management system	Long Range Systems

Back-office software	IMS, Remacs, Microsoft Windows, Microsoft Office, email

PC	Dell

Printer / scanner / fax	Brother 7340, HP4315

Data communications equipment	Router, switch, cabling

Food cost controls	Series of reports attached to Restaurant Accounting systems

Labor cost controls	Series of reports attached to Restaurant Accounting systems

Network	Internet connection to stores, VPN connection to corporate office, LAN within the store

WIFI	Wireless internet access for restaurant guests

Muzak	In-store music

On-line ordering	Ability for guests to order ahead via the internet, mobile application or by telephone

eCRM	Distribute offers to guests via email, text and social media

Loyalty	Track guest transactions and tailor offers to increaes frequency of visits

II.	SERVICE FEES

Description	Charge
Help desk	434,000
Depot maintenance	645,000
POS and inventory database maintenance including menu and price management	211,000
ERP and corporate applications systems	448,000
Network management and technical infrastructure	1,202,000
Applications maintenance and small projects	269,000
Project related development (a)	395,000
Total Information Technology	3,604,000

(a)	Project related activities will be tracked and this amount will be periodically adjusted to reflect actual project activities and related support attributable to Fiesta.

Excluded Costs:

•	Costs or efforts required in conjunction with transition of services to Fiesta including, but not limited to, development of transition plans, database or data conversion, documentation, and training.

EXHIBIT 3

HUMAN RESOURCE/INSURANCE & RISK SERVICES

(To be provided by Carrols to the Fiesta Group)

I.	SPECIFIC TRANSITION SERVICES

•	Insurance and Risk Management

Oversight of broker selection, insurance contract bids, monitoring of insurers/underwriters, communications with brokers and underwriters, and oversee administration of insurance programs including property, general liability, workers’ compensation, etal.

•	Benefits Administration (Health and Benefit Plans)

•

Maintenance and administration of employee benefit and welfare plans including medical, dental, vision, prescription drug, life insurance, disability, flexible spending and EAP. Includes bill payments, national medical support orders and annual open enrollment.

•

General advice and consultation in the areas of benefits consultant/broker selection, review of bids, selection and monitoring of vendors, communications with consultants and vendors, claims management and reporting, health and benefit plan administration.

•	Approval and administration of Family Medical Leave Act (FMLA). Administer Leave of Absence policy as it pertains to employee benefits. Preparation of annual benefit statements.

•

Maintenance and administration of 401(k) plan including advice and consultation in the areas of plan design, ERISA compliance, vendor management, communication of plans, and associated auditing and compliance reporting. Provided transitional support to Fiesta Investment Committee.

•

Compensation Arrangements Oversight and coordination of all employee compensation plans and arrangements, including, without limitation, salary administration, bonus plans, equity plans and deferred compensation plans. Maintenance and administration of the monthly and annual vacation accrual processes.

•	Human Resources

•

Oversight of HR system maintenance including but not limited to Security, new store openings, closed Stores, Store District and Region Realignments, plan hourly rates, reports, training and support for Fiesta system users.

•	Management and administration of the Fiesta Hourly Team Member exit Interview system – Fiestacares.com

•	Filing of required EEO-1 Annual Report

•	Management and administration of Fiesta Intranet relating to HR, Benefits, and Risk Management

•	Management and administration of the Fiesta Human Resources audit site

•	Management and administration of the Fiesta EthicsPoint product

•	Management and administration of the Fiesta Batrus Hollweg Quick Select Assessment System

•	Oversight of the electronic job boards - Monster, CareerBuilder and Snag-A-Job

•	Management and administration of the Dollars for Doers Program and Food Bank Matching Gift Programs

•	Administration and management of the Air Travel and Car Rental Programs

•	Administration of the Unemployment Insurance Program

•	Management of WOTC and similar incentive programs and plans (both internally and vendors)

•	Training

•	Management and administration of the E-Learning website

•	Provide support and training for the use of the E-Learning software product

•	Create and maintain technical training of E-Learning modules

•

For major rollouts (ie: POS, in-store applications, etc.) - provide the technical training process, plan and schedule rollout from a training perspective, train the trainers and provide project support through completion

•	Other Administration and management of FedEx account. Management and administration of wireless services including cellular phones, PDA’s and computer aircards.

II.	SERVICE FEES

Description	Charge
Human resources	86,000
Insurance and risk management	77,000
Benefits administration	134,000
Training	244,000
Total HR, Risk & Training	541,000

Excluded Costs:

•	Costs or efforts required in conjunction with transition of services to Fiesta including, but not limited to, development of transition plans, database or data conversion, documentation, and training.

EXHIBIT 4

LEGAL SERVICES

(To be provided by Carrols to the Fiesta Group)

I.	SPECIFIC TRANSITION SERVICES

•	Assistance as needed and requested by Fiesta in real estate matters and transactions, contract negotiations and contract management, franchising matters, corporate governance.

II.	SERVICE FEES

Fee for these services shall be based upon the following hourly rates:

Service level	Rate
General Counsel	$125/hr
Staff Atty	$100/hr
Paralegal/Admin	$50/hr

LEGAL SERVICES

(To be provided by the Fiesta Group to Carrols)

I.	SPECIFIC TRANSITION SERVICE

•

General legal advice and services in the areas of general corporate, corporate governance, securities law and compliance, employment and employee benefits, litigation management, contract negotiations and employment matter management.

II.	SERVICE FEES

Fee for these services shall be based upon the following hourly rates:

Service level	Rate
General Counsel	$175/hr
Associate Counsel	$125/hr
Paralegal/Admin	$50/hr

Excluded Costs:

•	Costs or efforts required in conjunction with transition of services to Fiesta including, but not limited to, development of transition plans, database or data conversion, documentation, and training.

EXHIBIT 5

PROPERTY MANAGEMENT SERVICES

(To be provided by Carrols to the Fiesta Group)

I.	SPECIFIC TRANSITION SERVICES

•	Oversight of real estate development for new properties

•	Property management

•	Lease and property administration including maintenance of property management databases

II.	SERVICE FEES: $108,000